Exhibit Index


        Exhibit
        Number         Description                             Location


        11.1           Statement Regarding Computation of
                       Per Share Earnings


                                                                 Exhibit 11.1

                          HOOK-SUPERX, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                      (UNAUDITED)
                   (dollars in thousands, except per share amounts)

                                   Three Months Ended         Nine Months Ended
                                          May 31,                   May 31,
                                     1994        1993         1994      1993
                                           (Restated)               (Restated)
     Income before extraordinary
       item and cumulative effect
       of accounting change        $2,098    $ 3,661        $ 9,302   $ 11,813
     Extraordinary item resulting
       from income tax benefit from
       utilizing net operating loss
       carryforward                            1,467                     6,141
     Cumulative effect of a change
       in accounting for income taxes                        (5,192)
     Cumulative effect of a change
       in accounting for post-
       retirement benefits other
       than pensions                                                   (18,612)
     Net income (loss)             $2,098    $ 5,128        $ 4,110   $(   658)



                        COMPUTATION OF WEIGHTED AVERAGE NUMBER
                             OF COMMON SHARES OUTSTANDING
                                      (UNAUDITED)



                                Three Months Ended         Nine Months Ended
                                     May 31,                    May 31,
                                1994           1993         1994        1993

   Weighted average number
     of shares outstanding   20,877,379    20,817,095    20,842,769  20,700,070

   Common stock equivalents     800,324       778,434       646,268     814,302
                             21,677,703    21,595,529    21,489,037  21,514,372


   Income (loss) per share:
     Before extraordinary item
       and cumulative effect of
       accounting change         $.10         $.17        $ .43        $ .55
     Per share effect of extra-
       ordinary item                           .07                       .29
     Per share effect of
       cumulative effect of
       accounting change                                   (.24)        (.87)
     Net income (loss)           $.10         $.24        $ .19        $(.03)